Exhibit 8.1

May 10, 2021

FTAC Olympus Acquisition Corp.

2929 Arch Street, Suite 1703
Philadelphia, PA 19104-2870

Ladies and Gentlemen:

We have acted as counsel to FTAC Olympus Acquisition Corp., a Cayman Islands exempted company (“SPAC”), in connection with the Transactions, as defined in the Agreement and Plan of Reorganization (the “Agreement”), dated as of February 3, 2021 as amended on February 16, 2021, and as amended on May 7, 2021, by and among SPAC, New Starship Parent Inc., a Delaware corporation (“New Starship”), Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”), and Payoneer Inc., a Delaware corporation (the “Company”). All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Agreement.

At your request, and in connection with the filing of the Form S-4 by New Starship with the Securities and Exchange Commission (File No. 333-253142) (the “Registration Statement”), which includes the joint proxy statement/prospectus forming a part thereof, we are rendering our opinion regarding certain U.S. federal income tax considerations.

In connection with this opinion, and with your consent, we have reviewed and relied upon the accuracy and completeness, without independent investigation or verification, of the following: (i) the Agreement and the documents referenced therein; (ii) the Registration Statement, in each case, dated as of the date hereof and delivered to us for purposes of this opinion; and (iii) such other documents, information and materials as we have deemed necessary or appropriate.

In rendering this opinion, we have assumed, with your permission, that: (1) all parties to the Agreement have acted and will act in accordance with the terms of the Agreement and any other documents reviewed by us; (2) the Transactions will be consummated pursuant to and in accordance with the terms and conditions set forth in the Agreement and the documents referenced therein, without the waiver or modification of any such terms and conditions, and as described in the Registration Statement; (3) all facts, information, statements, covenants, representations, warranties and agreements made by or on behalf of SPAC, New Starship, the Company, and any other Person in the Agreement and the documents referenced therein and the Registration Statement are and, at all times up to the Closing, will continue to be true, complete and correct; (4) all facts, information, statements, covenants, representations, warranties and agreements made or stated by or on behalf of SPAC, New Starship, the Company, and any other Person in the Agreement and the documents referenced therein and the Registration Statement that are qualified by the knowledge, intention, expectation and/or belief of any person or entity are and, at all times up to the Closing, will continue to be true, complete and correct as though not so qualified; (5) as to all matters as to which any Person represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no plan, intention, understanding or agreement and, at all times up to the Closing, there will be no plan, intention, understanding or agreement; and (6) SPAC, New Starship, the Company, and all other relevant Persons will report the Transactions for all U.S. federal income tax reporting purposes in a manner consistent with this opinion. We also have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories. Moreover, we have assumed that all facts, information, statements and representations contained in the documents we have reviewed were true, complete and correct at the time made and will continue to be true, complete and correct at all times up to the Closing, and that all such facts, information, statements and representations can be established to the Internal Revenue Service or courts, if necessary, by clear and convincing evidence. If any of the assumptions described above are untrue for any reason, or if the Transactions are consummated other than in accordance with the terms and conditions set forth in the Agreement and the documents referenced therein, our opinion as expressed below may be adversely affected.

Morgan, Lewis & Bockius llp

101 Park Avenue
New York, NY 10178-0060	+1.212.309.6000
United States	+1.212.309.6001

Our opinion is based on the Code, the Treasury Regulations, case law and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent changes, or to update or supplement this opinion to reflect any change in facts, circumstances or law after the date hereof. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion.

Based upon and subject to the foregoing and to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that the discussion in the sections of the Registration Statement entitled “U.S. Federal Income Tax Considerations — U.S. Holders — Effects of the Domestication” and “U.S. Federal Income Tax Considerations — U.S. Holders — The FTOC Merger” address the material U.S. federal income tax considerations of the Domestication and the FTOC Merger, respectively, to U.S. Holders (as such terms are defined in the Registration Statement) and is accurate in all material respects.

Our opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Transactions. Our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court will agree with our opinion.

The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP